UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2021

Verrica Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38529	46-3137900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North High Street, Suite 200 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 453-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	VRCA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On March 17, 2021, Verrica Pharmaceuticals Inc., or the Company, entered into a collaboration and license agreement, or the Torii Agreement, with Torii Pharmaceutical Co., Ltd., or Torii, pursuant to which the Company granted Torii an exclusive license to develop and commercialize the Company’s product candidates that contain a topical formulation of cantharidin for the treatment of molluscum contagiosum and common warts in Japan, including VP-102. Additionally, the Company granted Torii a right of first negotiation with respect to additional indications for the licensed products and certain additional products for use in the licensed field, in each case in Japan.

Under the Torii Agreement, Torii is responsible for all development activities and costs in support of obtaining regulatory approval of the licensed products in Japan, provided, that Torii’s activities will be overseen by a joint steering committee. Torii is required to use commercially reasonable efforts to conduct all development necessary to obtain regulatory approval for licensed products in Japan, to obtain and maintain such approvals, and to commercialize licensed products upon receipt of such approvals.

Pursuant to the Torii Agreement, the Company is entitled to receive an up-front payment from Torii of $11.5 million. Additionally, the Company is entitled to receive from Torii an additional $58.0 million in aggregate payments contingent on achievement of specified development, regulatory, and sales milestones, in addition to tiered transfer price payments for supply of product in the percentage range of the mid-30s to the mid-40s of net sales. The transfer payments shall be payable, on a product-by-product basis, beginning on the first commercial sale of such product and ending on the latest of (a) expiration of the last-to-expire valid claim contained in certain licensed patents in Japan that cover such product, (b) expiration of regulatory exclusivity for the first indication for such product in Japan, and, (c) (i) with respect to the first product, ten years after first commercial sale of such product, and, (ii) with respect to any other product, the later of (x) ten years after first commercial sale of the first product and (y) five years after first commercial sale of such product.

The Torii Agreement expires on a product-by-product basis upon expiration of Torii’s obligation under the agreement to make transfer price payments for such product. Torii has the right to terminate the agreement upon specified prior written notice to us. Additionally, either party may terminate the agreement in the event of an uncured material breach of the agreement by, or insolvency of, the other party. The Company may terminate the agreement in the event that Torii commences a legal action challenging the validity, enforceability or scope of any licensed patents.

The foregoing is a summary description of certain terms of the Torii Agreement, is not complete and is qualified in its entirety by reference to the text of the Torii Agreement, which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verrica Pharmaceuticals Inc.

Date: March 17, 2021	/s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer